SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                              Silicon Gaming, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   008270 54 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [ ] (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 21 Pages
                       Exhibit Index Contained on Page 18

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 008270 54 1                                      13G                                           Page 2 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
         1   NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                               Kleiner Perkins Caufield & Byers VII, L.P., a California Limited
                               Partnership ("KPCB VII")
-----------------------------------------------------------------------------------------------------------------------------
         2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
         3   SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
         4   CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership

-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                       5   SOLE VOTING POWER                                                   - 0 -
               SHARES
            BENEFICIALLY
              OWNED BY
                EACH
              REPORTING
               PERSON
                WITH
                                      ---------------------------------------------------------------------------------------
                                              6   SHARED VOTING POWER                                               408,888

                                                  In the  Schedule  13G filed by
                                                  KPCB VII on February 14, 1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously reported.
                                      ---------------------------------------------------------------------------------------
                                              7   SOLE DISPOSITIVE POWER                                              - 0 -
                                      ---------------------------------------------------------------------------------------
                                              8   SHARED DISPOSITIVE POWER                                          408,888

                                                  In the  Schedule  13G filed by
                                                  KPCB VII on February 14, 1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously reported.
-----------------------------------------------------------------------------------------------------------------------------
         9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    408,888
-----------------------------------------------------------------------------------------------------------------------------
        10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                                       [ ]
-----------------------------------------------------------------------------------------------------------------------------
        11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                                       3.9%
-----------------------------------------------------------------------------------------------------------------------------
        12   TYPE OF REPORTING PERSON*
                                                                                                                         PN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 008270 54 1                                      13G                                           Page 3 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
         1   NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                               KPCB VII Associates, L.P., a California Limited Partnership ("KPCB
                               VII Associates")
-----------------------------------------------------------------------------------------------------------------------------
         2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
         3   SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
         4   CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                       5   SOLE VOTING POWER                                                   - 0 -
               SHARES
            BENEFICIALLY
            OWNED BY EACH
              REPORTING
             PERSON WITH
                                      ---------------------------------------------------------------------------------------
                                              6   SHARED VOTING POWER
                                                  408,888 shares  directly owned
                                                  by   KPCB   VII.    KPCB   VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously reported.
                                      ---------------------------------------------------------------------------------------
                                              7   SOLE DISPOSITIVE POWER                                              - 0 -
                                      ---------------------------------------------------------------------------------------
                                              8   SHARED DISPOSITIVE POWER
                                                  408,888 shares  directly owned
                                                  by   KPCB   VII.    KPCB   VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously reported.
-----------------------------------------------------------------------------------------------------------------------------
         9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    408,888
-----------------------------------------------------------------------------------------------------------------------------
        10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
-----------------------------------------------------------------------------------------------------------------------------
        11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                                       3.9%
-----------------------------------------------------------------------------------------------------------------------------
        12   TYPE OF REPORTING PERSON*
                                                                                                                         PN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 008270 54 1                                      13G                                           Page 4 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
         1   NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Alexander E. Barkas
-----------------------------------------------------------------------------------------------------------------------------
         2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
         3   SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
         4   CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------------------------------------------------------
                                              5   SOLE VOTING POWER                                                   - 0 -
              NUMBER OF
               SHARES
            BENEFICIALLY
            OWNED BY EACH
              REPORTING
               PERSON
                WITH
                                      ---------------------------------------------------------------------------------------
                                              6   SHARED VOTING POWER
                                                  408,888 shares  directly owned
                                                  by   KPCB   VII.    KPCB   VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously   reported.    Mr.
                                                  Barkas is a general partner of
                                                  KPCB   VII   Associates.   Mr.
                                                  Barkas  disclaims   beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VII.
                                      ---------------------------------------------------------------------------------------
                                              7   SOLE DISPOSITIVE POWER                                              - 0 -
                                      ---------------------------------------------------------------------------------------
                                              8   SHARED DISPOSITIVE POWER
                                                  408,888 shares  directly owned
                                                  by   KPCB   VII.    KPCB   VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously   reported.    Mr.
                                                  Barkas  disclaims   beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VII.
-----------------------------------------------------------------------------------------------------------------------------
         9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    408,888
-----------------------------------------------------------------------------------------------------------------------------
        10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
-----------------------------------------------------------------------------------------------------------------------------
        11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                       3.9%
-----------------------------------------------------------------------------------------------------------------------------
        12   TYPE OR REPORTING PERSON*
                                                                                                                         IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 008270 54 1                                      13G                                           Page 5 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
         1   NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Kevin R. Compton
-----------------------------------------------------------------------------------------------------------------------------
         2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
         3   SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
         4   CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                       5   SOLE VOTING POWER                                                   - 0 -
               SHARES
            BENEFICIALLY
            OWNED BY EACH
              REPORTING
               PERSON
                WITH
                                      ---------------------------------------------------------------------------------------
                                              6   SHARED VOTING POWER
                                                  408,888 shares  directly owned
                                                  by   KPCB   VII.    KPCB   VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously   reported.    Mr.
                                                  Compton  is a general  partner
                                                  of KPCB  VII  Associates.  Mr.
                                                  Compton  disclaims  beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VII.
                                      ---------------------------------------------------------------------------------------
                                              7   SOLE DISPOSITIVE POWER                                              - 0 -
                                      ---------------------------------------------------------------------------------------
                                              8   SHARED DISPOSITIVE POWER
                                                  408,888 shares  directly owned
                                                  by   KPCB   VII.    KPCB   VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously   reported.    Mr.
                                                  Compton  disclaims  beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VII.
-----------------------------------------------------------------------------------------------------------------------------
         9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    408,888
-----------------------------------------------------------------------------------------------------------------------------
        10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                                     [ ]
-----------------------------------------------------------------------------------------------------------------------------
        11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                       3.9%
-----------------------------------------------------------------------------------------------------------------------------
        12   TYPE OR REPORTING PERSON*
                                                                                                                         IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 008270 54 1                                      13G                                           Page 6 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING PERSON
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Brook H. Byers
---------------------------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)    [ ]     (b)    [X]
---------------------------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY
---------------------------------------------------------------------------------------------------------------------------
         4  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
---------------------------------------------------------------------------------------------------------------------------
             NUMBER OF                         5  SOLE VOTING POWER                                                   - 0 -
               SHARES
            BENEFICIALLY
           OWNED BY EACH
             REPORTING
               PERSON
                WITH
                                     --------------------------------------------------------------------------------------
                                               6  SHARED VOTING POWER
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously   reported.    Mr.
                                                  Byers is a general  partner of
                                                  KPCB VII Associates. Mr. Byers
                                                  disclaims beneficial ownership
                                                  of  shares  held  directly  by
                                                  KPCB VII.
                                     --------------------------------------------------------------------------------------
                                               7  SOLE DISPOSITIVE POWER                                              - 0 -
                                     --------------------------------------------------------------------------------------
                                               8  SHARED DISPOSITIVE POWER
                                                  408,888 shares  directly owned
                                                  by   KPCB   VII.    KPCB   VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously   reported.    Mr.
                                                  Byers   disclaims   beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VII.
---------------------------------------------------------------------------------------------------------------------------
         9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                                      408,888
---------------------------------------------------------------------------------------------------------------------------
        10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
                                                                                                                      [ ]
---------------------------------------------------------------------------------------------------------------------------
        11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                          3.9%
---------------------------------------------------------------------------------------------------------------------------
        12  TYPE OF REPORTING PERSON*                                                                                  IN
---------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 008270 54 1                                      13G                                           Page 7 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING PERSON
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Vinod Khosla
---------------------------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)    [ ]     (b)    [X]
---------------------------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY
---------------------------------------------------------------------------------------------------------------------------
         4  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
---------------------------------------------------------------------------------------------------------------------------
             NUMBER OF                         5  SOLE VOTING POWER                                                   - 0 -
               SHARES
            BENEFICIALLY
           OWNED BY EACH
             REPORTING
               PERSON
                WITH
                                     --------------------------------------------------------------------------------------
                                               6  SHARED VOTING POWER
                                                  408,888 shares  directly owned
                                                  by   KPCB   VII.    KPCB   VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously   reported.    Mr.
                                                  Khosla is a general partner of
                                                  KPCB   VII   Associates.   Mr.
                                                  Khosla  disclaims   beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VII.
                                     --------------------------------------------------------------------------------------
                                               7  SOLE DISPOSITIVE POWER                                              - 0 -
                                     --------------------------------------------------------------------------------------
                                               8  SHARED DISPOSITIVE POWER
                                                  408,888 shares  directly owned
                                                  by   KPCB   VII.    KPCB   VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously   reported.    Mr.
                                                  Khosla  disclaims   beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VII.
---------------------------------------------------------------------------------------------------------------------------
         9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                                      408,888
---------------------------------------------------------------------------------------------------------------------------
        10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
                                                                                                              [ ]
---------------------------------------------------------------------------------------------------------------------------
        11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                          3.9%
---------------------------------------------------------------------------------------------------------------------------
        12  TYPE OF REPORTING PERSON*                                                                                  IN
---------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 008270 54 1                                      13G                                           Page 8 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
         1   NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      William R. Hearst, III
-----------------------------------------------------------------------------------------------------------------------------
         2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
         3   SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
         4   CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                       5   SOLE VOTING POWER                                                   - 0 -
               SHARES
            BENEFICIALLY
            OWNED BY EACH
              REPORTING
             PERSON WITH
                                      ---------------------------------------------------------------------------------------
                                              6   SHARED VOTING POWER
                                                  408,888 shares  directly owned
                                                  by   KPCB   VII.    KPCB   VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously   reported.    Mr.
                                                  Hearst is a general partner of
                                                  KPCB   VII   Associates.   Mr.
                                                  Hearst  disclaims   beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VII.
                                      ---------------------------------------------------------------------------------------
                                              7   SOLE DISPOSITIVE POWER                                              - 0 -
                                      ---------------------------------------------------------------------------------------
                                              8   SHARED DISPOSITIVE POWER
                                                  408,888 shares  directly owned
                                                  by   KPCB   VII.    KPCB   VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously   reported.    Mr.
                                                  Hearst  disclaims   beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VII.
-----------------------------------------------------------------------------------------------------------------------------
         9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                                       408,888
-----------------------------------------------------------------------------------------------------------------------------
        10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                                   [ ]
-----------------------------------------------------------------------------------------------------------------------------
        11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                           3.9%
-----------------------------------------------------------------------------------------------------------------------------
        12   TYPE OF REPORTING PERSON*                                                                                   IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 008270 54 1                                      13G                                           Page 9 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING PERSON
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     L. John Doerr

----------------------------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)    [ ]     (b)    [X]
----------------------------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
         4  CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
----------------------------------------------------------------------------------------------------------------------------
             NUMBER OF                         5  SOLE VOTING POWER                                                    - 0 -
               SHARES
            BENEFICIALLY
           OWNED BY EACH
             REPORTING
               PERSON
                WITH
                                     ---------------------------------------------------------------------------------------
                                               6  SHARED VOTING POWER
                                                  408,888 shares  directly owned
                                                  by   KPCB   VII.    KPCB   VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously   reported.    Mr.
                                                  Doerr is a general  partner of
                                                  KPCB VII Associates. Mr. Doerr
                                                  disclaims beneficial ownership
                                                  of  shares  held  directly  by
                                                  KPCB VII.
                                     ---------------------------------------------------------------------------------------
                                               7  SOLE DISPOSITIVE POWER                                               - 0 -
                                     ---------------------------------------------------------------------------------------
                                                8 SHARED DISPOSITIVE POWER
                                                  408,888 shares  directly owned
                                                  by   KPCB   VII.    KPCB   VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously   reported.    Mr.
                                                  Doerr   disclaims   beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VII.
----------------------------------------------------------------------------------------------------------------------------
         9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                                       408,888
----------------------------------------------------------------------------------------------------------------------------
        10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
                                                                                                                       [ ]
----------------------------------------------------------------------------------------------------------------------------
        11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                           3.9%
----------------------------------------------------------------------------------------------------------------------------
        12  TYPE OF REPORTING PERSON*                                                                                   IN
----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 008270 54 1                                      13G                                           Page 10 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING PERSON
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Joseph S. Lacob

---------------------------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)    [ ]     (b)     [X]
---------------------------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------------
         4  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
---------------------------------------------------------------------------------------------------------------------------
             NUMBER OF                         5  SOLE VOTING POWER                                                   - 0 -
               SHARES
            BENEFICIALLY
           OWNED BY EACH
             REPORTING
            PERSON WITH
                                    ---------------------------------------------------------------------------------------
                                               6  SHARED VOTING POWER
                                                  408,888 shares  directly owned
                                                  by   KPCB   VII.    KPCB   VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously   reported.    Mr.
                                                  Lacob is a general  partner of
                                                  KPCB VII Associates. Mr. Lacob
                                                  disclaims beneficial ownership
                                                  of  shares  held  directly  by
                                                  KPCB VII.
                                    ---------------------------------------------------------------------------------------
                                               7  SOLE DISPOSITIVE POWER                                              - 0 -
                                    ---------------------------------------------------------------------------------------
                                               8  SHARED DISPOSITIVE POWER
                                                  408,888 shares  directly owned
                                                  by   KPCB   VII.    KPCB   VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously   reported.    Mr.
                                                  Lacob   disclaims   beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VII.
---------------------------------------------------------------------------------------------------------------------------
         9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                                      408,888
---------------------------------------------------------------------------------------------------------------------------
        10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
---------------------------------------------------------------------------------------------------------------------------
        11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                          3.9%
---------------------------------------------------------------------------------------------------------------------------
        12  TYPE OF REPORTING PERSON*                                                                                  IN
---------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 008270 54 1                                      13G                                           Page 11 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING PERSON
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Bernard Lacroute

----------------------------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)   [ ]     (b)   [X]


----------------------------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
         4  CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
----------------------------------------------------------------------------------------------------------------------------
             NUMBER OF                     5   SOLE VOTING POWER                                                     - 0 -
               SHARES
            BENEFICIALLY
           OWNED BY EACH
             REPORTING
            PERSON WITH
                                     ---------------------------------------------------------------------------------------
                                           6   SHARED VOTING POWER
                                               408,888 shares  directly owned by
                                               KPCB VII. KPCB VII  Associates is
                                               the general  partner of KPCB VII.
                                               In the Schedule 13G filed by KPCB
                                               VII   on   February   14,   1997,
                                               1,141,987  non-voting  shares  of
                                               Silicon    Gaming,    Inc.   were
                                               erroneously     reported.     Mr.
                                               Lacroute is a general  partner of
                                               KPCB VII Associates. Mr. Lacroute
                                               disclaims beneficial ownership of
                                               shares held directly by KPCB VII.
                                     ---------------------------------------------------------------------------------------
                                           7   SOLE DISPOSITIVE POWER                                                - 0 -
                                     ---------------------------------------------------------------------------------------
                                           8   SHARED DISPOSITIVE POWER
                                               408,888 shares  directly owned by
                                               KPCB VII. KPCB VII  Associates is
                                               the general  partner of KPCB VII.
                                               In the Schedule 13G filed by KPCB
                                               VII   on   February   14,   1997,
                                               1,141,987  non-voting  shares  of
                                               Silicon    Gaming,    Inc.   were
                                               erroneously     reported.     Mr.
                                               Lacroute   disclaims   beneficial
                                               ownership of shares held directly
                                               by KPCB VII.
----------------------------------------------------------------------------------------------------------------------------
         9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                                       408,888
----------------------------------------------------------------------------------------------------------------------------
        10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
----------------------------------------------------------------------------------------------------------------------------
        11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                           3.9%
----------------------------------------------------------------------------------------------------------------------------
        12  TYPE OF REPORTING PERSON*                                                                                   IN
----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 008270 54 1                                      13G                                           Page 12 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
       1   NAME OF REPORTING PERSON
           SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    James P. Lally

-----------------------------------------------------------------------------------------------------------------------------
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
       3   SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
       4   CITIZENSHIP OR PLACE OF ORGANIZATION
                    United States
-----------------------------------------------------------------------------------------------------------------------------
             NUMBER OF                      5   SOLE VOTING POWER                                                     - 0 -
              SHARES
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
            PERSON WITH
                                    -----------------------------------------------------------------------------------------
                                            6   SHARED VOTING POWER
                                                408,888 shares directly owned by
                                                KPCB VII. KPCB VII Associates is
                                                the general partner of KPCB VII.
                                                In the  Schedule  13G  filed  by
                                                KPCB VII on February  14,  1997,
                                                1,141,987  non-voting  shares of
                                                Silicon   Gaming,    Inc.   were
                                                erroneously reported.  Mr. Lally
                                                is a general partner of KPCB VII
                                                Associates.  Mr. Lally disclaims
                                                beneficial  ownership  of shares
                                                held directly by KPCB VII.
                                    -----------------------------------------------------------------------------------------
                                            7   SOLE DISPOSITIVE POWER                                                - 0 -
                                    -----------------------------------------------------------------------------------------
                                            8   SHARED DISPOSITIVE POWER
                                                408,888 shares directly owned by
                                                KPCB VII. KPCB VII Associates is
                                                the general partner of KPCB VII.
                                                In the  Schedule  13G  filed  by
                                                KPCB VII on February  14,  1997,
                                                1,141,987  non-voting  shares of
                                                Silicon   Gaming,    Inc.   were
                                                erroneously reported.  Mr. Lally
                                                disclaims  beneficial  ownership
                                                of shares held  directly by KPCB
                                                VII.
-----------------------------------------------------------------------------------------------------------------------------
       9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                                                                         408,888
-----------------------------------------------------------------------------------------------------------------------------
      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*
                                                                                                                         [ ]
-----------------------------------------------------------------------------------------------------------------------------
      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             3.9%
-----------------------------------------------------------------------------------------------------------------------------
      12   TYPE OF REPORTING PERSON*                                                                                     IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 008270 54 1                                      13G                                           Page 13 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
         1   NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Douglas J. MacKenzie
-----------------------------------------------------------------------------------------------------------------------------
         2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
         3   SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
         4   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                       5   SOLE VOTING POWER                                                   - 0 -
               SHARES
            BENEFICIALLY
            OWNED BY EACH
              REPORTING
             PERSON WITH
                                      ---------------------------------------------------------------------------------------
                                              6   SHARED VOTING POWER
                                                  408,888 shares  directly owned
                                                  by   KPCB   VII.    KPCB   VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously   reported.    Mr.
                                                  MacKenzie is a general partner
                                                  of KPCB  VII  Associates.  Mr.
                                                  MacKenzie disclaims beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VII.
                                      ---------------------------------------------------------------------------------------
                                              7   SOLE DISPOSITIVE POWER                                              - 0 -
                                      ---------------------------------------------------------------------------------------
                                              8   SHARED DISPOSITIVE POWER
                                                  408,888 shares  directly owned
                                                  by   KPCB   VII.    KPCB   VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously   reported.    Mr.
                                                  MacKenzie disclaims beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VII.
-----------------------------------------------------------------------------------------------------------------------------
         9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                                       408,888
-----------------------------------------------------------------------------------------------------------------------------
        10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
-----------------------------------------------------------------------------------------------------------------------------
        11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                         3.9%
-----------------------------------------------------------------------------------------------------------------------------
        12   TYPE OR REPORTING PERSON*                                                                                   IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 008270 54 1                                      13G                                           Page 14 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
         1   NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      E. Floyd Kvamme
-----------------------------------------------------------------------------------------------------------------------------
         2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
         3   SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
         4   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                       5   SOLE VOTING POWER                                                   - 0 -
               SHARES
            BENEFICIALLY
            OWNED BY EACH
              REPORTING
             PERSON WITH
                                      ---------------------------------------------------------------------------------------
                                              6   SHARED VOTING POWER
                                                  408,888 shares  directly owned
                                                  by   KPCB   VII.    KPCB   VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously   reported.    Mr.
                                                  Kvamme is a general partner of
                                                  KPCB   VII   Associates.   Mr.
                                                  Kvamme  disclaims   beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VII.
                                      ---------------------------------------------------------------------------------------
                                              7   SOLE DISPOSITIVE POWER                                              - 0 -
                                      ---------------------------------------------------------------------------------------
                                              8   SHARED DISPOSITIVE POWER
                                                  408,888 shares  directly owned
                                                  by   KPCB   VII.    KPCB   VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII.  In the
                                                  Schedule 13G filed by KPCB VII
                                                  on    February    14,    1997,
                                                  1,141,987 non-voting shares of
                                                  Silicon   Gaming,   Inc.  were
                                                  erroneously   reported.    Mr.
                                                  Kvamme  disclaims   beneficial
                                                  ownership   of   shares   held
                                                  directly by KPCB VII.
-----------------------------------------------------------------------------------------------------------------------------
         9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                                       408,888
-----------------------------------------------------------------------------------------------------------------------------
        10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                                         [ ]
-----------------------------------------------------------------------------------------------------------------------------
        11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                         3.9%
-----------------------------------------------------------------------------------------------------------------------------
        12   TYPE OR REPORTING PERSON*                                                                                   IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER.

                  Silicon Gaming, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  2800 West Bayshore Road
                  Palo Alto, California 94303

ITEM 2(A)-(C).             NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.

                  This amended statement is being filed by KPCB VII Associates, L.P., a California Limited Partnership ("KPCB VII Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. On February 14, 1997, KPCB VII Associates filed a statement which erroneously included 1,141,987 non-voting shares of the Issuer. Exclusion of these shares results in the filing persons' holding less than 5% of the Issuer's voting securities. Please see Item 5 hereof

                  The names, business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto.

                  KPCB VII Associates is general partner to Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership ("KPCB VII"). With respect to KPCB VII Associates, this statement relates only to KPCB VII Associates' indirect, beneficial ownership of shares of Common Stock of Silicon Gaming, Inc. held directly by KPCB VII (the "Shares"). Management of the business affairs of KPCB VII Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VII Associates listed on Exhibit B hereto, each of whom disclaims beneficial ownership of the Shares.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.

                  Common Stock
                  CUSIP # 008270 54 1

ITEM 3.           Not Applicable.

ITEM 4.           OWNERSHIP.

                  See rows 5-11 of cover pages. Each individual general partner of KPCB VII Associates disclaims beneficial ownership of the Shares.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  This amended statement is being filed to report the fact that the reporting persons are not the beneficial owners of more than five percent of the voting securities of Silicon Gaming, Inc. In the Schedule 13G filed by KPCB VII on February 14, 1997, 1,141,987 non-voting shares of Silicon Gaming, Inc. were erroneously reported as voting securities.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.

                  Not applicable for any reporting party because the shares owned as of 12/31/96 do not exceed five percent of Silicon Gaming, Inc.'s outstanding voting shares. In the Schedule 13G filed by KPCB VII on February 14, 1997, 1,141,987 non-voting shares of Silicon Gaming, Inc. were erroneously reported. Please see Item 5 hereof.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 26, 1997

KPCB VII ASSOCIATES, L.P., A              KLEINER PERKINS CAUFIELD & BYERS
CALIFORNIA LIMITED                        VII, L.P., A  CALIFORNIA LIMITED
PARTNERSHIP                               PARTNERSHIP

                                          By    KPCB VII Associates, L.P.,
By:                                             a    California    Limited
   -----------------------------                Partnership,  its  General
     A General Partner                          Partner

ALEXANDER E. BARKAS
BROOK H. BYERS                                  By:
KEVIN R. COMPTON                                   -----------------------------
L. JOHN DOERR                                       A General Partner
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE
E. FLOYD KVAMME


By:
   --------------------------
     Michael S. Curry
     Attorney-in-Fact

                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page

Exhibit A:        Agreement of Joint Filing                              19

Exhibit B:        List of General Partners of KPCB VII Associates        20

                                    EXHIBIT A


                            Agreement of Joint Filing


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 26, 1997, containing the information required by Schedule 13G, for the 408,888 Shares of Silicon Gaming, Inc. held by Kleiner Perkins Caufield & Byers VII, L.P., a California Limited Partnership.

Dated:  February 26, 1997

KPCB VII ASSOCIATES, L.P., A              KLEINER PERKINS CAUFIELD & BYERS
CALIFORNIA LIMITED                        VII, L.P., A  CALIFORNIA LIMITED
PARTNERSHIP                               PARTNERSHIP

                                          By    KPCB VII Associates, L.P.,
By:                                             a    California    Limited
   -----------------------------                Partnership,  its  General
     A General Partner                          Partner

ALEXANDER E. BARKAS
BROOK H. BYERS                                  By:
KEVIN R. COMPTON                                   -----------------------------
L. JOHN DOERR                                       A General Partner
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE
E. FLOYD KVAMME


By:
   -----------------------------
     Michael S. Curry
     Attorney-in-Fact

                                    EXHIBIT B

                               General Partners of
              KPCB VII Associates, a California limited partnership


                Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.        (a)   Alexander E. Barkas
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

2.        (a)   Brook H. Byers
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

3.        (a)   Kevin R. Compton
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

4.        (a)   L. John Doerr
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

5.        (a)   William R. Hearst III
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

                                                                   Page 21 of 21
6.        (a)   Vinod Khosla
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

7.        (a)   Joseph S. Lacob
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

8.        (a)   Bernard J. Lacroute
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

9.        (a)   James P. Lally
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

10.       (a)   Douglas P. MacKenzie
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

11.       (a)   E. Floyd Kvamme
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen